Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 24, 2003 (except for Note 6 and Note 8, as to which the date is November 19, 2003) accompanying the consolidated financial statements and schedule included in the Annual Report of Spescom Software Inc. (formerly Altris Software Inc.) on Form 10-K for the year ended September 30, 2003.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Spescom Software Inc. on Forms S-8 (File No. 333-114193, effective April 5, 2004, File No. 333-24383, effective April 2, 1997, and File No. 333-83330, effective August 26, 1994).

/s/ GRANT THORNTON LLP

Irvine, California
January 3, 2006